EXHIBIT 10.18
UNITED STATES DISTRICT COURT
DISTRICT OF ARIZONA

IN RE TASER INTERNATIONAL	Lead Case No. 05-0123-PHX-SRB
SHAREHOLDER DERIVATIVE
LITIGATION

This Document Relates To:	NOTICE OF SETTLEMENT OF
SHAREHOLDER DERIVATIVE
ALL ACTIONS.	ACTION

NOTICE OF SETTLEMENT HEARING
TO:	ALL RECORD AND/OR BENEFICIAL OWNERS OF TASER INTERNATIONAL, INC. COMMON STOCK AS OF DECEMBER 4, 2006 (“CURRENT TASER STOCKHOLDERS”):

PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. IF YOU ARE A CURRENT TASER STOCKHOLDER, THE SETTLEMENT OF THE ACTIONS DESCRIBED HEREIN COULD AFFECT YOUR RIGHTS. THESE ACTIONS ARE NOT “SECURITIES CLASS ACTIONS” AND THERE IS NO SETTLEMENT FUND ON WHICH TO MAKE A CLAIM.
          THIS NOTICE IS PROVIDED pursuant to an Order of the United States District Court for the District of Arizona (the “Court”) in the above-captioned shareholder derivative action. Representative Plaintiffs brought the above-captioned action and two related state court actions

(collectively, the “Actions”) derivatively on behalf of TASER International, Inc. (“TASER” or the “Company”).
          The Settling Parties to the Actions have entered into a Stipulation of Settlement dated December 4, 2006 (the “Stipulation”) which provides for, among other things, the settlement and dismissal of the Actions (the “Settlement”). Thus, you are hereby notified, pursuant to Federal Rule of Civil Procedure 23.1 and an Order of the Court, that a final settlement hearing (the “Settlement Hearing”) will be held in the Actions on March 12, 2007 at 4:00 p.m. at the United States District Court for District of Arizona, Sandra Day O’Connor United States Courthouse, which is located at 401 West Washington Street, Phoenix, Arizona 85003-2118, in the Courtroom of the Honorable Susan R. Bolton to, among other things: (i) determine the fairness, reasonableness, and adequacy of the terms and conditions of the Settlement and whether the Court should finally approve the Settlement and enter an Order and Final Judgment thereon; and (ii) rule upon the agreed-to fee award for Federal Plaintiffs’ Lead Counsel in the Actions. Even though you are receiving this Notice, the Court has not expressed any opinion as to the merits of any claim or defense that has been or may be asserted in the Actions.
THE FOLLOWING RECITATION DOES NOT CONSTITUTE FINDINGS OF THE COURT. IT IS BASED ON THE STATEMENTS OF THE SETTLING PARTIES AND SHOULD NOT BE UNDERSTOOD AS AN EXPRESSION OF ANY OPINION OF THE COURT AS TO THE MERITS OF ANY OF THE CLAIMS OR DEFENSES RAISED BY ANY OF THE SETTLING PARTIES.
I.	BACKGROUND
          On January 11, 2005, Representative Plaintiffs in the Federal Action instituted litigation on behalf of TASER against the Individual Defendants in the United States District Court for the District of Arizona.
          On February 9, 2005, the Court in this “Federal Action” consolidated several derivative actions as In re TASER International Shareholder Derivative Litigation, Case No. 05-123-PHX-SRB and appointed the Federal Plaintiffs’ Lead Counsel.

          On May 13, 2005, after their investigation, plaintiffs in the Federal Action filed their Federal Complaint alleging on behalf of TASER claims against the Individual Defendants for breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment based on allegations that the Individual Defendants, among other things, with knowing or extreme recklessness issued, or caused TASER to issue, a series of improper and misleading statements regarding: (a) the Company’s then-current operating condition and its future prospects; and (b) the safety record of the Company’s weapons; that the Individual Defendants’ acts and failures to act had the effect of creating unwarranted market optimism, which in turn caused the price of the Company’s common stock to be artificially inflated throughout the Relevant Period; that certain of TASER’s officers and directors took advantage of the Company’s artificially inflated stock price by selling over 1.7 million shares of their personally-held stock for proceeds exceeding $88 million; and that the foregoing conduct caused TASER to suffer damages.
          On August 19, 2005, TASER and the Individual Defendants moved to dismiss the Federal Complaint, which was then fully briefed by all parties in the Federal Action, and on March 17, 2006, the Court denied the motions of both TASER and the Individual Defendants.
          The following events occurred in the Arizona State Court Action: (i) on January 12, 2005, plaintiffs initiated litigation in the Arizona Superior Court for Maricopa County on behalf of TASER against certain of the Individual Defendants; (ii) on May 3, 2005, the Court entered an order consolidating related actions as In re TASER International, Inc. Shareholder Derivative Litigation, Case No. CV 2005-684; (iii) on April 5, 2005, plaintiffs filed a Verified Consolidated Derivative Complaint on behalf of TASER against certain of the Individual Defendants claiming breach of fiduciary duty and unjust enrichment based on allegations substantially similar to the allegations of the Federal Complaint; and (iv) on July 25, 2005, the Court issued an order in part staying further litigation of the Arizona State Court Action pending resolution of the Federal Action.

          The following events occurred in the Delaware State Court Action: (i) on January 13, 2005, plaintiffs initiated litigation in the Court of Chancery of the State of Delaware for New Castle County, by filing a Derivative Complaint captioned Rosenberg v. Smith, et al., Case No. 1000-N, on behalf of TASER against certain of the Individual Defendants claiming breach of fiduciary duty based on substantially similar allegations as alleged in the Federal Complaint, and (ii) on September 13, 2005, the Court issued an order staying further litigation of the Delaware State Court Action.
          The Individual Defendants have denied and continued to deny all the claims and allegations against them in the Actions, TASER has asserted and continues to assert that the Representative Plaintiffs in the Actions do not have standing to bring such claims against the Individual Defendants on behalf of TASER and that Representative Plaintiffs’ failure to make a pre-litigation demand on TASER’s Board of Directors is not excused.
          In and around April 2006, the parties in the Federal Action began private settlement discussions, resulting in a mediation session on July 25, 2006 before the Hon. Layn R. Phillips (ret.), with whose assistance the parties were able to reach the terms of settlement set forth in the Stipulation.
          In August 2006, Representative Plaintiffs in the State Court Actions, through their counsel, confirmed to Federal Plaintiffs’ Lead Counsel and counsel for Defendants that the Representative Plaintiffs in the State Court Actions intend to dismiss their respective actions as part of and in conjunction with the settlement and dismissal of the Federal Action.
II.	THE SETTLING PARTIES’ POSITIONS REGARDING THE DESIRABILITY OF THE SETTLEMENT
          The Individual Defendants expressly have denied and continue to deny each and all of the allegations and claims alleged in the Actions. The Individual Defendants expressly have denied and continue to deny all charges of wrongdoing or liability against them, arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged in the

Actions. The Individual Defendants also have denied and continue to deny, inter alia, the allegations that Representative Plaintiffs or TASER or its stockholders were harmed by the conduct alleged in the Actions. The Individual Defendants further have denied and continue to deny that they are liable to TASER for any claims, causes of action, costs, expenses, attorneys’ fees or damages of any kind. The Individual Defendants have further asserted that, at all relevant times, they acted in good faith and in a manner they reasonably believed to be in the best interests of TASER and TASER’s stockholders.
          TASER has denied and continues to deny that Representative Plaintiffs have standing to assert the claims in their respective Actions against the Individual Defendants. TASER has asserted and continues to assert that Representative Plaintiffs’ failure to make a pre-litigation demand on TASER’s Board is not excused.
          Nonetheless, TASER and Individual Defendants have concluded that further litigation of the Actions would be protracted and expensive, and that it is desirable that the Actions be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation. TASER and Individual Defendants also have taken into account the uncertainty and risks inherent in any litigation and, therefore, determined that it is desirable and beneficial that the Actions be settled in the manner and upon the terms and conditions set forth in the Stipulation.
          Federal Plaintiffs’ Lead Counsel asserts that they have conducted extensive discovery and investigation during the development and prosecution of the Federal Action. This discovery and investigation has included, inter alia; (i) inspecting, reviewing and analyzing thousands of pages of documents produced by, or otherwise relating to, TASER; (ii) consulting with corporate governance experts; (iii) participating in numerous face-to-face and telephonic meetings with TASER’S counsel, and some of the Individual Defendants identified herein; (vi) participating in formal mediation with a highly experienced mediator retained to assist resolving the Federal Action; and (v) researching the applicable law with respect to the claims asserted in the Federal Action and the potential defenses thereto.

          Representative Plaintiffs and All Plaintiffs’ Counsel believe that the claims asserted in the Actions have merit. They recognize and acknowledge, however, the extraordinary expense and length of continued proceedings necessary to prosecute the Actions against the Individual Defendants on TASER’S behalf through trial and, potentially, through appeals. They also recognize the inherent risks of an uncertain outcome, especially in complex litigation such as the Actions, as well as the difficulties and delays of such litigation. Taking these risks, uncertainties and expenses into consideration, Representative Plaintiffs and All Plaintiffs’ Counsel believe that the Settlement set forth in the Stipulation confers substantial benefits upon TASER. Based on their evaluation, Representative Plaintiffs and All Plaintiffs’ Counsel have determined that the Settlement set forth in the Stipulation is in the best interests of Representative Plaintiffs, TASER and TASER’s stockholders.
III.	THE TERMS OF THE PROPOSED SETTLEMENT
          As a result of the filing, prosecution and settlement negotiations leading to the Stipulation, Defendants and their insurance carrier have resolved claims under the effective insurance policy so that the insurance carrier has agreed to make available to TASER $4.8 million of its $5.0 million insurance policy for defense and/or settlement of pending securities claims, to release any right to seek repayment of the $4.8 million, and to remit to TASER $4.8 million less certain defense costs paid to date.
          As a result of the filing, prosecution and settlement negotiations leading to the Stipulation, the Company will adopt the following corporate changes or provisions: (1) appointment of a lead outside director to be chosen from among the recently appointed independent directors whose duties will include among other responsibilities chairing executive sessions of the Board, serving as the principal liaison between the non-employee directors and members of senior management, representing the Board in meetings with investors, and working with the Chairperson to finalize information flow to the Board, meeting agendas and meeting schedules; (2) review and as appropriate revise the Company’s formal insider trading policy; and (3) has contracted its internal audit function to an independent third party until the first to occur of (i) such time that TASER no longer is required to comply with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002, (ii) TASER employs an internal audit manager, or (iii) there is a “change of control” of TASER defined as the closing of a merger, reorganization, consolidation or other transaction or related series of transactions as a result of which the stockholders of TASER prior to such transaction do not hold at least a majority of the voting stock of the acquiring or successor corporation or its parent company.
          As a result, in part, of the filing, prosecution and settlement negotiations leading to this Stipulation, the Company has added two (2) new independent directors to the Board.
          The Settling Parties believe that the foregoing corporate changes or provisions have benefited and will continue to materially benefit TASER and Current TASER Stockholders.
IV.	SETTLEMENT HEARING AND APPROVAL
          On March 12, 2007 at 4:00 p.m. the Court will hold a Settlement Hearing at the United States District Court for District of Arizona, Sandra Day O’Connor United States Courthouse, before the Hon. Susan Bolton to consider the approval of the Settlement on the terms set forth above.
PLEASE TAKE NOTE: YOUR RIGHTS MAY BE AFFECTED
          If the Court approves the Settlement and enters the Final Judgment and Order of Dismissal with Prejudice, upon the Effective Date, Representative Plaintiffs, and All Plaintiffs’ Counsel on their own behalf and derivative on behalf of TASER, and Current TASER Stockholders (in their capacity as stockholders only) shall fully, finally and forever relinquish and discharge all Released Claims (including “Unknown Claims”) against each an all of the Released Persons. Each of the Representative Plaintiffs, All Plaintiffs’ Counsel, and the Current TASER Stockholders may hereafter discover facts in addition to or different from those which he or she now knows or believes to be true with respect to the subject matter of the Released Claims, but they stipulate and agree that the Representative Plaintiffs, All Plaintiffs’ Counsel, and each Current TASER Stockholder shall be deemed to, upon the Effective Date, fully, finally, and forever settle and release any and all Released Claims, which now exist, or heretofore have existed upon any theory of law or equity, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts.
V.	ATTORNEYS’ FEES AND REIMBURSEMENT OF EXPENSES
          TASER, on behalf of all Defendants, has agreed, upon approval by the Court, that for Federal Plaintiffs’ Lead Counsel’s efforts in filing, prosecuting and settling the Action, TASER shall pay to Federal Plaintiffs’ Lead Counsel attorneys’ fees and reimbursement of expenses in the amount of $1,750,000.00 (the “Fee Award”).
          The Fee Award shall be paid to Federal Plaintiffs’ Lead Counsel in the form of TASER common stock no later than ten (10) business days after the Effective Date (the “Payment Date”). Payment shall be made in a certain number of TASER common shares equal to the Fee Award (“the Base Number”). The Base Number shall be calculated based on the average of the closing prices of TASER common stock during the period of thirty (30) calendar days after the date the Court in the Federal Action enters Judgment (the “Base Number Price”). The Fee Award shall be calculated as the number of TASER common shares equal to $1,750,000.00 divided by the Base Number Price.
          The Fee Award will also be subject to a collar provision for the benefit of Federal Plaintiffs’ Lead Counsel or TASER. The “Collar Price” shall be the average of the closing prices of TASER common stock during the period of thirty (30) calendar days preceding the five (5) business days before the Payment Date. The collar provision provided in this paragraph becomes effective only if either 1) the Base Number Price is greater than one hundred ten percent (110%) of the Collar Price, or 2) the Base Number Price is less than ninety percent (90%) of the Collar Price. If the collar provision does not become effective, then the Fee Award is determined pursuant to the preceding paragraph. If the collar provision becomes effective, then the Fee Award shall be the number of TASER common shares equal to $1,750,000.00 divided by the Collar Price.
          The Fee Award is also subject to other modifications in the event that there is a change of control of TASER, as set forth in Paragraph 9.6 of the Stipulation.
          The Fee Award includes fees and expenses incurred by All Plaintiffs’ Counsel in connection with the prosecution and settlement of the Actions. To date, All Plaintiffs’ Counsel have not received any fees, nor have they been reimbursed for their out of pocket expenses. The Fee Award would compensate All Plaintiffs’ Counsel for the results achieved in the Actions, and risks of undertaking the prosecution of the Actions on a contingent basis.
          Any stock distributed as part of the Settlement shall be issued pursuant to Section 3(a)(10) of the Securities Act of 1933, and shall not be constituted “restricted securities.” In the event that the stock cannot be issued pursuant to Section 3(a)(10), TASER shall take such steps as are necessary to permit such issuance or, in lieu thereof, shall file a registration statement covering the issuance of such stock or seek a “no action” letter from the Securities and Exchange Commission covering such issuance. Furthermore, in the event that such stock cannot be issued pursuant to Section 3(a)(10) and TASER files a registration statement with respect to the shares as contemplated by the preceding sentence, TASER agrees that during the initial period that any such stock is not otherwise freely tradable and transferable under Rule 144(k) or otherwise, TASER will, at its sole cost, keep a registration statement relating to such TASER common stock effective under the Securities Act of 1933.
          Defendants and their respective Related Parties shall have no responsibility for, and no liability whatsoever with respect to, the fee allocation among All Plaintiffs’ Counsel, and any other Person who may assert some claim thereto, of any portion of the Fees and Expenses.
VI.	YOUR RIGHT TO BE HEARD AT THE HEARING
          Any Current TASER Stockholder may (but is not required to) appear and show cause, if he, she or it has any reason why the Settlement of the Actions embodied in the Stipulation should not be approved as fair, reasonable and adequate, or why a judgment should or should not be entered thereon, or why fees inclusive of expenses should not be awarded as agreed upon by the Settling Parties; provided however, that no Current TASER Stockholder or any other Person, shall be heard or entitled to contest the approval of the Settlement, or, if approved, the Judgment to be entered thereon, unless on or before ten business (10) days prior to the Settlement Hearing that Person has caused to be filed written objections, stating all supporting bases and reasons, with:
CLERK OF THE COURT
United States District Court for the District of Arizona
Phoenix Division
Sandra Day O’Connor U.S. Courthouse,
401 West Washington Street, Suite 130, SPC1
Phoenix, Arizona 85003-2118
and has served copies of all such papers at the same time upon the following by first-class mail:

Robert B. Weiser, Esq.	Keith E. Eggleton, Esq.
The Weiser Law Firm, P.C.	Wilson Sonsini Goodrich & Rosati, LLP
121 N. Wayne Ave., Suite 100	650 Page Mill Road
Wayne, PA 19087	Palo Alto, CA 94304-1050
Federal Plaintiffs’ Lead Counsel	Individual Defendants’ Counsel

Holly L. Gibeaut
TASER International, Inc.
17800 N. 85th St.
Scottsdale, AZ 85255-9603
TASER’s Counsel
          Attendance at the Settlement Hearing is not necessary in order for the objection to be considered by the Court; however, Persons wishing to be heard orally in opposition to the approval of the Settlement are required to indicate in their written objection their intention to appear at the hearing. Thus, every written objection filed with the Court and mailed to the attorneys listed above must contain: (1) the name, address and telephone number of the Person objecting to the Settlement; (2) the number of shares of TASER common stock said Person owns; (3) the date(s) of purchase of such shares, and a statement as to whether the Person will own such shares as of the date of the Settlement Hearing; (4) a detailed statement of the basis for the Person’s objections to or comments upon the Settlement, All Plaintiffs’ Counsel’s request for approval of the Fee Award, or any other matter before the Court; (5) any supporting papers, including all documents and writings that the Person desires the Court to consider; (6) a representation as to whether the Person intends to appear at the Settlement Hearing; (7) a representation as to whether the Person plans on calling any witness[es] at the Settlement Hearing; and (8) the identities of any witnesses the Person plans to call at the Settlement Hearing.
          Any Current TASER Stockholder who does not make his, her or its objection in the manner provided in the preceding paragraph of this Order shall be deemed to have waived such objection and shall forever be foreclosed from making any objections to the fairness, adequacy, or reasonableness of the Settlement, or the Fee Award.
VII.	SCOPE OF THIS NOTICE
          The foregoing descriptions of the Actions, the Settlement Hearing, the proceedings to be held, the activities leading to the Settlement, the terms of the Settlement, the conditions of Settlement, and other matters described herein do not purport to be all inclusive. Accordingly, you are referred to the Stipulation and other pleadings filed with the Clerk of the Court, which may be examined during regular business hours at the offices of the Clerk of the Court at United States District Court for the District of Arizona, Phoenix Division, Sandra Day O’Connor U.S. Courthouse, 401 West Washington Street, Suite 130, SPC1, Phoenix, Arizona 85003-2118.
VIII.	QUESTIONS REGARDING THE PROPOSED SETTLEMENT
          If you have questions regarding the Settlement, this Notice, or the history of the Actions, please do not call or write the Court or the Company. Questions may be directed to:
Robert B. Weiser, Esq.
The Weiser Law Firm, P.C.
121 N. Wayne Ave., Suite 100
Wayne, PA 19087
(866) 934-7372
Federal Plaintiffs’ Lead Counsel